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                                                                    Exhibit 10.4

                                   LANCE, INC.

                            LONG-TERM INCENTIVE PLAN
                                    OFFICERS

Purposes and Introduction

     The primary purposes of the Long-Term Incentive Plan for Officers for 1997 are to:

          - Align executives' interests with those of stockholders by linking substantial portion of pay to the price of Lance Common Stock.

          - Provide a way to attract and retain key executives and senior managers who are critical to Lance's future success.

          - Increase total pay for executives and senior managers to competitive levels.

     To achieve the maximum motivational impact, plan goals and the rewards that will be received for meeting those goals will be communicated to participants as soon as practical after the 1997 Incentive Equity Plan is approved by the Stockholders.

     Each participant will be assigned a Target Award, stated as a percent of Base Salary. The Target Award, or a greater or lesser amount, will be earned based on the attainment of predetermined goals.


Plan Years

     The period over which performance will be measured is the Company's fiscal year and the two, three and four year periods after the date of grant of awards.


Eligibility and Participation

     Eligibility in the Plan is limited to Executive Officers and senior managers who are key to Lance's success. The Compensation/ Stock Option Committee of the Board of Directors will review and approve participants nominated by the President and CEO. Participation in one year does not guarantee participation in a following year but will be reevaluated and determined on an annual basis.

     Attachment A includes the list of 1997 participants approved by the Compensation/Stock Option Committee at its January 13, 1997 meeting. Initial awards will be made as soon as possible after the approval by the stockholders of the Lance, Inc. 1997 Incentive Equity Plan.



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Target Awards

     Each participant will be assigned a Target Award expressed as an economic value equal to a percentage of his or her Base Salary. Participants may be assigned Target Awards by position by salary level or based on other factors as determined by the President and CEO.

     Target Awards will be reevaluated at least every other year, if not annually. If the job duties of a position change during the year, or Base Salary is increased significantly, the Target Award shall be revised as appropriate.

     Attachment A lists the Target Award for each participant for the 1997 plan year. These Awards will be reviewed and adjusted annually by the Compensation/Stock Option Committee. Target Awards will be communicated to each participant as close to the beginning of the year as practicable, in writing. Awards will be calculated by multiplying each participant's Target Award by the appropriate percentages, as described below.

          -    Target Awards shall be calculated as follows:

                                                  Percentage of Base Salary for
                        Performance Tier               1997 Target Awards
                               1                                *%
                               2                                *%
                               3                                *%


          -    For 1997, Target Awards will be allocated as follows:

                         As a Percentage of Base Salary

                                                           Restricted Stock
                                                           ----------------
                Performance    100% of      Stock
                    Tier       of Target    Options    Regular      Performance
                    ----       ---------    -------    -------      -----------

                      1            *%         *%         *%             *%
                      2            *%         *%         *%             *%
                      3            *%         *%         *%             *%

          - To determine the number of shares of stock issued pursuant to each stock option, restricted stock grant and performance restricted stock grant, the value of each option is calculated using the Black-Scholes model and each restricted stock grant using compensation counsel's model.

                 [*Target Awards not required to be disclosed.]


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Long-Term Incentives

     Each Participant shall receive stock options equal to 50% in economic value of his or her Target Award, 25% in economic value will be in restricted stock and 25% in economic value in performance restricted stock.

     Stock options will be nonqualified and will vest in four equal annual installments beginning one year after the date of grant and shall be exercisable for 10 years after the date of grant.

     Restricted stock will vest as to 50% two years after the date of grant and the balance four years after the date of grant.

     Performance restricted stock will vest three years after the date of grant, if the cumulative consolidated earnings per share of Lance, Inc. for the three fiscal years 1997, 1998 and 1999 equal or exceed $* per share.

     [*Target not required to be disclosed.]


Form and Timing of Awards

     Awards will be made as soon as practicable after awards are approved by the Compensation/Stock Option Committee of the Board of Directors. All awards will be rounded up to the nearest multiple of 50 shares.


Change In Status

     An employee hired into an eligible position during the year may participate in the plan for the balance of the year on a pro rata basis.


Certain Terminations of Employment

     In the event a participant voluntarily terminates employment any award which has not vested will terminate and be forfeited. In the event a participant is terminated involuntarily, any award which has not vested will terminate and be forfeited except that stock options which have vested prior to involuntary termination may be exercised within 30 days of termination. In the event of death, stock options shall become fully vested and may be exercised within one year of death. In the event of permanent disability, stock options shall become fully vested and remain exercisable in accordance with the terms of the award. In the event of normal retirement, stock options which have or will vest within six months of normal retirement will vest and become exercisable in accordance with the terms of the award and may be exercised within three years of normal retirement. In the event of death, disability or normal retirement, restricted stock and performance restricted stock awards which are not vested


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will be vested pro rata based on the number of full months elapsed since the date of the award. In the event of early retirement, restricted stock awards which are not vested will be vested pro rata based on the number of full months elapsed since the date of the award. In all other cases, awards which have not vested upon termination of employment will terminate and be forfeited.


Change In Control

     In the event of a Change in Control, the vesting of awards will be accelerated to fully vest upon the effective date of a Change in Control.

     For this purpose, a Change in Control is defined as when any person, corporation or other entity and its affiliates (excluding members of the Van Every Family and any trust, custodian or fiduciary for the benefit of any one or more members of the Van Every Family) acquires or contracts to acquire or otherwise controls in excess of 35% of the then outstanding equity securities of the Company. For the purposes of this plan, the Van Every Family shall mean the lineal descendants of Salem A. Van Every, Sr., whether by blood or adoption, and their spouses.


Withholding

     The Company shall withhold from awards any Federal, foreign, state, or local income or other taxes required to be withheld.


Communications

     Progress reports should be made to participants annually, showing performance results.


Executive Officers

     Notwithstanding any provisions to the contrary above, participation, Target Awards and prorations for executive officers, including the President and CEO, shall be approved by the Compensation/Stock Option Committee.


Governance

     The Compensation/Stock Option Committee of the Board of Directors of Lance, Inc. is ultimately responsible for the administration and governance of the Plan. Actions requiring Committee approval include final determination of plan eligibility and participation, identification of performance goals and final award determination. The decisions of the Committee shall be conclusive and binding on all participants.



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                                                                    Attachment A


                   [Target Awards omitted for participants as
                  target levels not required to be disclosed.]


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